                                                                   EXHIBIT 10.15



                           STOCKHOLDERS AGREEMENT

                 THIS STOCKHOLDERS AGREEMENT, dated as of May 27, 1998 (this "Agreement"), is entered into among Regal Cinemas, Inc., a Tennessee corporation (the "Company"), KKR 1996 Fund L.P., a Delaware limited partnership ("KKR Fund"), KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners II" and, together with the KKR Fund, the "KKR Partnerships"), and Regal Equity Partners, L.P., a Delaware limited partnership and an affiliate of Hicks, Muse, Tate & Furst Incorporated (the "HM Partnership" and, together with the KKR Fund and KKR Partners II, the "KKR/HM Partnerships"; the HM Partnership, the KKR Fund and KKR Partners II, each a "Stockholder").

                                  RECITALS:

                 A. The Company, Screen Acquisition Corp. ("Holdco I") and Monarch Acquisition Corp. ("Holdco II" and, together with Holdco I, the "Holdcos") are parties to an Agreement and Plan of Merger dated as of January 19, 1998, as amended by the Amendment Agreement, dated as of May 8, 1998, among the Company, Holdco I and Holdco II (as so amended, the "Merger Agreement"); and

                 B. Pursuant to the Merger Agreement, the Holdcos will be merged with and into the Company (the "Merger") and (i) each issued and outstanding share of common stock of the Company will be converted into the right to receive $31.00 in cash and (ii) each share of common stock of each Holdco will be converted into the right to receive (a) one share of Common Stock (as defined below) and (b) such number of shares of Preferred Stock (as defined below) as the Holdcos shall have set forth in a written notice delivered to the Secretary of the Company; and

                 C. Immediately following the Merger and the transactions contemplated by the Investment Agreement dated as of May 27, 1989 among the KKR Fund, the HM Partnership and Act III Cinemas, Inc. (the "Act III Investment Agreement"), the KKR Partnerships and the HM Partnership will own approximately 46.6% and 46.6% of the outstanding equity securities of the Company, respectively; and

                 D. The KKR Partnerships and the HM Partnership wish to provide for certain matters relating to their respective holdings of Stock (as defined below).

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
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                      ARTICLE I.  INTRODUCTORY MATTERS

                 1.1. Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

                 "Affiliate" shall have the meaning given to that term in Rule 405 promulgated under the Securities Act; provided that officers, directors or employees of the Company will not be deemed to be Affiliates of a shareholder of the Company for purposes hereof solely by reason of being officers, directors or employees of the Company.

                 "Agreement" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

                 "Assumption Agreement" means a writing substantially in the form of Exhibit A hereto whereby a Permitted Transferee of shares of Stock becomes a party to, and agrees to be bound to the same extent as its transferor by, the terms of this Agreement.

                 "Board" means the Board of Directors of the Company.

                 "Business Day" means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                 "Closing Date" means May 27, 1998.

                 "Common Stock" means the shares of common stock, no par value, of the Company after the consummation of the Merger.

                 "DLJ Stockholders' Agreement" means the Stockholders' and Registration Rights Agreement dated as of May 27, 1998 by and among the Company, the KKR Partnerships, the HM Partnership and the other Persons named therein, as such Stockholders' and Registration Rights Agreement may be amended from time to time.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                 "Excluded Transfer" has the meaning given that term in Section
         2.5 of this Agreement.

                 "HM Parties" has the meaning given that term in the Registration Rights Agreement.

                 "HM Shares" has the meaning specified in Section 4.1(a) of this Agreement.

                 "HMTF" means Hicks, Muse, Tate & Furst Incorporated and its successors and assigns.

                 "Independent Director" means any individual who at the time of his or her election to the Board, and during such person's term of office as a director, (i) is not an Affiliate, officer, director, partner or employee of the Company, KKR or HMTF and (ii) does not, in addition to such person's role as a director of the Company, also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to the Company, KKR or HMTF or any of their respective Affiliates.

                 "KKR" means Kohlberg Kravis Roberts & Co. L.P. and its successors and assigns.

                 "KKR/HM Registrable Securities" means the Registrable Securities (as defined in the Registration Rights Agreement) of the KKR/HM Partnerships or their respective Affiliates.

                 "KKR Parties" has the meaning given that term in the Registration Rights Agreement.

                 "KKR Shares" has the meaning specified in Section 4.1(a) of this Agreement.

                 "Permitted Transferee" means any Person to whom shares of Stock are Transferred in a Transfer in accordance with Sections 2.2,
         2.3 or 2.4 or otherwise not in violation of this Agreement who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee of any Stockholder (or a Permitted Transferee of a Permitted Transferee) further Transfers shares of Stock and who is required to, and does, enter into an Assumption Agreement. Each Permitted Transferee shall, from and after the time it becomes a party to this Agreement, be a "Stockholder" for purposes of this Agreement; provided that such Permitted Transferee's rights as a Stockholder may be limited to the extent provided in Section 2.6.

                 "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

                 "Preferred Stock" means the shares of Series A Convertible Preferred Stock, no par value, of the Company after the consummation of the Merger.

                 "Public Offering" means the sale of shares of Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filled under the Securities Act.

                 "QPO" means (i) prior to the seventh anniversary of the Closing Date, any underwritten Public Offering immediately after which
         (x) the public shareholders of the Company (i.e., shareholders of the Company who are not Affiliates of the Company) own at least 25% of the outstanding Common Stock and (y) at least 20% of the outstanding Common Stock shall have been offered and purchased for cash from the Company in one or more registered Public Offerings after the Closing Date and (ii) on or after the seventh anniversary of the Closing Date (or on or after the fifth anniversary of the Closing Date if a Transfer Demand Event has occurred), any underwritten Public Offering of Common Stock immediately after which (x) the public shareholders of the Company (i.e., shareholders of the Company who are not Affiliates of the Company) own at least 25% of the outstanding Common Stock and
         (y) at least 20% of the outstanding Common Stock shall have been offered and purchased for cash from the Company and/or any of the KKR/HM Partnerships in one or more registered Public Offerings after the Closing Date.

                 "Registration Rights Agreement" means the Registration Rights Agreement dated as of May 27, 1998 by and among the Company, the KKR Partnerships and the HM Partnership, as such Registration Rights Agreement may be amended from time to time.

                 "SEC" means the Securities and Exchange Commission.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                 "Stock" means the Common Stock and Preferred Stock, collectively, and all securities into which the Common Stock or Preferred Stock may be exchanged or converted by reclassification, merger or otherwise.

                 "Transfer" means a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting or by operation of law.

                 1.2. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) "or" is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

                           ARTICLE II.  TRANSFERS

                 2.1. Limitations on Transfer. (a) No Stockholder or Permitted Transferee may Transfer any shares of Stock other than (i) prior to the fifth anniversary of the Closing Date, in accordance with Section 2.2 hereof and (ii) on or after the fifth anniversary of the Closing Date, (A) as provided in, and in accordance with the Registration Rights Agreement (subject to the limitations on exercising demand and piggyback rights set forth in Sections 3.1(a), (b) and (c) hereof), (B) any Excluded Transfer (other than an Excluded Transfer pursuant to a Public Offering) or (C) in accordance with Sections 2.3 (so long as such Section 2.3 is in effect) and 2.4 hereof.

                 (b) In the event of any purported Transfer by a Stockholder or a Permitted Transferee of any shares of Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

                 (c) Each certificate representing shares of Stock held by a Stockholder or any Permitted Transferee will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the "Legend"):

                 "THE SHARES OF [COMMON STOCK] [PREFERRED STOCK] REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG REGAL CINEMAS, INC., KKR 1996 FUND L.P., KKR PARTNERS II, L.P. AND REGAL EQUITY PARTNERS, L.P., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE STOCKHOLDERS AGREEMENT CONTAINS CERTAIN PROVISIONS RELATING TO THE VOTING OF THE STOCK SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS."

                 "THE SHARES OF [COMMON STOCK] [PREFERRED STOCK] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY

                 HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

The Legend will be removed by the Company by the delivery of substitute certificates without such Legend in the event of (i) a Transfer permitted by this Agreement and in which the Permitted Transferee is not required to enter into an Assumption Agreement or (ii) the termination of Article II pursuant to the terms hereof; provided, however, that the second paragraph of the Legend will only be removed if at such time it is no longer required for purposes of applicable securities laws.

                 2.2. Transfer to Affiliates. Any Stockholder may Transfer any or all of the shares of Stock held by it to any Affiliate of such Stockholder who duly executes and delivers an Assumption Agreement, provided that such Transfer shall not be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

                 2.3. Right of First Offer. (a) If at any time on or after the fifth anniversary of the Closing Date any Stockholder desires to Transfer all or any portion of the Stock held by such Stockholder (other than pursuant to an Excluded Transfer), such Stockholder (a "Selling Holder") shall deliver to each other Stockholder (a "Non-Selling Holder") a written notice (the "First Offer Notice"), which shall set forth the number of shares of Stock (the "Offered Shares") proposed to be Transferred and the terms on which the Selling Holder irrevocably offers to Transfer such shares to the Non-Selling Holders. Each Non-Selling Holder shall have 30 days from the date the First Offer Notice is received to determine whether to purchase any of the Offered Shares for the purchase price and upon the terms specified in the First Offer Notice by giving written notice to the Selling Holder (a "Section 2.3 Notice") and stating therein the number of Offered Shares that such Non-Selling Holder wishes to purchase ("Section 2.3 Shares").

                 If a Non-Selling Holder determines not to purchase any of the Offered Shares for the purchase price and upon the terms specified in the First Offer Notice, then such Non-Selling Holder shall not have the right to participate in any Proposed Sale (as defined in Section 2.4) as a Tagging Stockholder (as defined in Section 2.4), unless such Non-Selling Holder shall have delivered to the Company within 30 days from the date the First Offer Notice is received by such Non-Selling Holder a written notice to the effect that it does not wish to purchase any of the Offered Shares, and which notice shall contain a non-binding indication of interest from such Non-Selling Holder whether it would consider participating in a Proposed Sale as a Tagging Stockholder if the purchase price therein were at least equal to the purchase price specified in the First Offer Notice. If a

Non-Selling Holder shall not have delivered a notice referred to in either of the two preceding sentences, then such Non-Selling Holder will be deemed to have elected not to exercise the right of first offer specified in the First Offer Notice and not to participate in any Proposed Sale (and thereafter such Non-Selling Holder shall not be entitled to receive any of the notices with respect to such Proposed Sale under Section 2.4).

                 The number of Offered Shares that each Non-Selling Holder who delivers a Section 2.3 Notice shall have the right to purchase shall be equal to the lesser of (x) the number of Section 2.3 Shares, if any, specified in such Non-Selling Holder's Section 2.3 Notice and (y) the number of Offered Shares equal to the product of (i) the aggregate number of Offered Shares and
(ii) the quotient obtained by dividing (A) the number of Section 2.3 Shares specified in such Non-Selling Holder's Section 2.3 Notice by (B) the aggregate number of Section 2.3 Shares; provided, however, that if at the end of such 30-day period, the aggregate number of Section 2.3 Shares of all Non-Selling Holders is less than the total number of Offered Shares, then the Selling Holder shall, at its option, have the right (subject to complying with Section 2.4) to proceed with its efforts to Transfer all the Offered Shares for the purchase price and upon the terms set forth in the First Offer Notice, as set forth below.

                 If the Non-Selling Holders, collectively, shall have agreed to purchase all the Offered Shares (or the Selling Holder shall have elected to proceed with the Transfer to the Non-Selling Holders of the number of Offered Shares as to which it has received offers to purchase from the Non-Selling Holders), each Non-Selling Holder shall consummate its purchase by delivering, against receipt of certificates or other instruments representing the Stock being purchased, appropriately endorsed by the Selling Holder, the aggregate purchase price to be paid by it (the "Required Funds") via wire transfer of immediately available funds to an account specified by the Selling Holder not less than one Business Day before the closing date referred to below (such closing date also being the referred to herein as the "Funding Date"). The "closing date" (and the Funding Date) will be the later 30 days after the date of receipt of the Section 2.3 Notice by the Selling Holder and five Business Days after receipt of all governmental and regulatory consents and approvals and the expiration of all applicable waiting periods. The Selling Holder shall give participating Non-Selling Holders at least five Business Days written notice of the Funding Date and shall give participating Non-Selling Holders at least twenty Business Days notice of the amount of Required Funds for such Non-Selling Holder, which notice may be delivered at any time after receipt of the
Section 2.3 Notice.

                 If any Non-Selling Holder who has offered to purchase Offered Shares (the "Defaulting Non-Selling Holder") fails to transfer as required by this Section 2.3 the Required Funds by the Funding Date, then the closing date referred to above shall be postponed and the Selling Holder shall give written notice to the effect set forth in the next sentence to all Non-Selling Holders (if any) who transferred the Required Funds (the "Non-Defaulting Non-Selling Holders"). Such notice (the "Default Notice") shall state the aggregate amount of Required Funds which Defaulting Non-Selling Holders have failed to provide (such aggregate amount, the "Shortfall"), the aggregate number of Offered Shares related to such Shortfall and the date pursuant to the next sentence by which the Non-Defaulting Non-Selling Holders may, at the sole option of each of them, offer to purchase the Offered Shares related to the Shortfall. Each Non-Defaulting Non-Selling Holder shall have the right to commit to purchase up to the entire number of Offered Shares within five Business Days of the receipt of the Default Notice. Such commitment shall be effected by the delivery to the Selling Holder of a written notice (a "Commitment Notice") to that effect. If, after giving effect to the Commitment Notices and the aggregate amount of Required Funds already received, more than 100% of the Offered Shares would be subject to purchase, then the number of shares offered to be purchased in the Commitment Notices shall be reduced pro rata by the same method applied in the second sentence of the third paragraph of this Section 2.3(a) so that 100% of the Offered Shares (or such lower percentage thereof as the Selling Holder has agreed to sell) are subject to purchase, and the Selling Holder shall, subject to the provisions set forth below, sell such shares as provided below. If after giving effect to the Commitment Notices and the aggregate amount of Required Funds already received, fewer than 95% of the Offered Shares would be subject to purchase, then the Selling Holder may, but shall be under no obligation to, sell such Offered Shares. If, after giving effect to the Commitment Notices and the aggregate amount of Required Funds already received, 95% to 100% of the Offered Shares would be subject to purchase, then the Selling Holder shall, subject to the provisions set forth below, sell such shares as provided below. The Selling Holder shall then give written notice to each Non-Defaulting Non-Selling Holder of the number of Offered Shares, if any, related to the Shortfall that it shall purchase from such Non-Defaulting Non-Selling Holder after giving effect to the three immediately preceding sentences, and such Non-Defaulting Non-Selling Holders shall have ten Business Days (the tenth such Business Day, the "Postponed Funding Date") following receipt of such notice to provide the additional Required Funds in the same manner set forth in the second sentence of the third paragraph of this Section 2.3(a). If at the close of business on the Proposed Funding Date, after giving effect to the aggregate amount of Required Funds received by the Funding Date and the Postponed Funding Date, fewer than 95% of the Offered Shares would be subject to purchase, then the Selling Holder may, but shall be under no obligation to, sell the Offered Shares. If at the close of business on the Postponed Funding Date, after giving effect to the aggregate amount of Required Funds received by the Funding Date and the Postponed Funding Date, 95% or more of the Offered

Shares would be subject to purchase, then the Selling Holder shall sell the Offered Shares to the Non-Defaulting Non-Selling Holders. The postponed closing date shall be the Postponed Funding Date.

                 The right of first offer granted to the Non-Selling Holders hereunder shall terminate if unexercised within 30 days after receipt of the First Offer Notice.

                 (b) If the Selling Holder shall be permitted to proceed with the proposed Transfer of the Offered Shares, the Selling Holder shall have 180 days to consummate such proposed Transfer, on terms no more favorable to the transferee(s) than those terms set forth in the First Offer Notice, before the provisions of this Section 2.3 shall again be in effect with respect to such shares of Stock. In connection with any Transfer of all or any portion of the Offered Shares to the Non-Selling Holders who shall have accepted the offer set forth in the First Offer Notice, the Selling Holder shall not be required to make any representations and warranties, other than as to its beneficial ownership of the Offered Shares and its authority as an entity to consummate such Transfer, and shall not be required to provide any indemnities in respect of the Offered Shares or any portion thereof; provided that the inclusion of any such provisions in connection with a Transfer of the Offered Shares to a transferee or transferees other than the Non-Selling Holders will not be deemed to be on terms more favorable to the purchaser(s) than those contained in the First Offer Notice.

                 2.4. Tag-Along Rights. (a) So long as this Agreement remains in effect, with respect to any proposed Transfer (other than an Excluded Transfer and other than a Transfer to one or more Non-Selling Holders pursuant to Section 2.3 hereof) (a "Proposed Sale"), by any Selling Holder, each Non-Selling Holder who both (i) if a First Offer Notice was delivered by such Selling Holder in accordance with Section 2.3, delivered to such Selling Holder a Section 2.3 Notice in accordance with Section 2.3 and was not a Defaulting Non-Selling Holder and (ii) exercises its rights under this Section 2.4(a) in accordance with this Section 2.4 (a "Tagging Stockholder") shall have the right to require the proposed transferee (a "Proposed Transferee") to purchase from such Non-Selling Holder a number of shares of Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of shares of Stock owned by such Tagging Stockholder by (B) the aggregate number of shares of Stock owned by the KKR/HM Partnerships and their respective Affiliates and all Tagging Stockholders and others with tag-along rights and (ii) the total number of shares of Stock proposed to be directly or indirectly Transferred to the Proposed Transferee in the Proposed Sale, at the same price per share of Stock and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Selling Partnership; provided that in order to be entitled to exercise its right to sell shares of Stock to the Proposed Transferee pursuant to this
Section 2.4, each Tagging Stockholder must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Holder agrees to make in connection with the Proposed Sale. Each Tagging Stockholder will be responsible for its proportionate share of the costs of the Proposed Sale to the extent not paid or reimbursed by the Proposed Transferee or the Company, provided that a Tagging Stockholder shall not be responsible for any fees paid to the Selling Holder or any Affiliate thereof in connection with any Proposed Sale.

                 (b) The Selling Holder will give notice to each Non-Selling Holder of each proposed Sale not more than ten days after the execution of the definitive agreement relating to the Proposed Sale, setting forth the number of shares of Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Holder will provide such information, to the extent reasonably available to the Selling Holder, relating to such non-cash consideration as the Non-Selling Holders together may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee. The Selling Holder will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the Proposed Sale as the same become available. The tag-along rights provided by this Section 2.4 must be exercised by the Non-Selling Holders within five Business Days following receipt of the notice required by the preceding sentence by delivery of a written notice to the Selling Holder indicating its desire to exercise its rights and specifying the number of shares of Stock it desires to sell (the "Tag-Along Notice"). Any indication as to the possible exercise of tag-along rights made by a Non-Selling Holder pursuant to Section 2.3 shall in no way bind the Non-Selling Holder pursuant to the actual exercise of tag-along rights pursuant to this
Section 2.4. The Tagging Stockholder will be entitled under this Section 2.4 to Transfer to the Proposed Transferee the number of shares of Stock calculated in accordance with Section 2.4(a).

                 (c)      If any Tagging Stockholder exercises its rights under
Section 2.4(a), the closing of the purchase of the Stock with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Holder's Stock to the Proposed Transferee.

                 2.5.     Excluded Transfers.  For purposes of Section 2.3 and
2.4 of this Agreement, an "Excluded Transfer" shall mean any Transfer to a Permitted Transferee of the Selling Holder pursuant to Section 2.2, pursuant to a Public Offering, pursuant to a bona fide sale to the public pursuant to Rule 144 under the Securities Act following a QPO, pursuant to a distribution of such shares of

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Stock to the limited partners of the Stockholder (provided that such partners shall have entered into an Assumption Agreement prior to such transfer), or pursuant to any agreement or plan of merger or combination, including any tender or exchange offer in respect thereof, approved by the Board in accordance with Section 4.2(b), or any other Transfer agreed to in writing by the KKR Partnership and the HM Partnership.

                 2.6. Rights and Obligations of Transferees. Any Permitted Transferee of Stock acquiring such shares in a private transaction (including a transaction subject to Sections 2.3 and 2.4) will be required to become a party to this Agreement by executing and delivering an Assumption Agreement and, upon executing and delivering an Assumption Agreement, will be treated as a Stockholder for all purposes hereof; provided, however, that no such Proposed Transferee will acquire any rights under Article IV unless (i) it acquires the shares in a bona fide purchase for value in accordance with the provisions of
Section 2.3, (ii) it acquires all of the shares of Stock held by the HM Partnership and its Affiliates, on the one hand, or the KKR Partnership and its Affiliates, on the other hand, as the case may be, (iii) immediately before the consummation of the proposed Transfer, the HM Partnership or KKR Partnership, as the case may be, was entitled to board designation rights pursuant to
Section 4.1(a) and (iv) the Non-Selling Holders shall have consented, in their sole discretion, in writing to the giving of board designation rights to such Proposed Transferee in connection with such transaction. If the consent referred to in clause (iv) of the immediately preceding sentence is not obtained, then the Transfer of such shares of Stock to the Proposed Transferee may occur and such Proposed Transferee may become (by executing an Assumption Agreement) a Permitted Transferee, but such Permitted Transferee will not have any rights under Section 4.1(a) of this Agreement to designate directors to the Board; provided, however, that if such consent of Non-Selling Holders referred to in clause (iv) of the immediately proceeding sentence is not obtained and the proposed Transfer is to be consummated after the fifth anniversary of the date of this Agreement, the Selling Holder may elect not to proceed with the transfer of the Offered Shares to the Proposed Transferee but in lieu thereof may exercise its rights pursuant to Section 3.1(c) of this Agreement (a "Transfer Demand Event").

                          III.  REGISTRATION RIGHTS

                 3.1. Certain Matters Relating to the Registration Rights Agreement.

                 (a) Agreements Respecting Demand and Piggyback Registration Rights. Subject to Section 3.1(b) and 3.1(c) below, the KKR/HM Partnerships agree, as between themselves, that until immediately following the later of the fifth anniversary of the Closing Date and the first occurrence of a QPO, (i) neither of them will take action as a Demand Party or permit any of their

Affiliates to take action as a Demand Party under the Registration Rights Agreement and (ii) neither of them will exercise any piggyback registration rights under this Agreement, the Registration Rights Agreement or the DLJ Stockholders' Agreement upon a demand registration request made pursuant to
Section 3.2 of the DLJ Stockholders' Agreement.

                 (b) Qualified Public Offering. Unless a QPO shall previously have been effected, on and after the seventh anniversary of the Closing Date, either (x) the HMTF Demand Parties (as defined in the Registration Rights Agreement) who beneficially own of at least a majority of the HM Shares or (y) the KKR Demand Parties (as defined in the Registration Rights Agreement) who beneficially own at least a majority of the KKR Shares (the "Exercising Holders") may cause the Company to effect a QPO. The QPO may be effected either through an underwritten sale of shares of Stock held by the Exercising Holders, through an underwritten sale of primary shares issued by the Company, or through a combination thereof, as specified by the Exercising Holders. The Company agrees that it shall include in such QPO as many shares for its own account as shall reasonably be requested by the Exercising Holders in order to effect a QPO. The aggregate number of shares of Common Stock included in such QPO shall be the minimum number of shares needed in order to effect a QPO.

                 (c) Notwithstanding the preceding paragraph, the HMTF Demand Parties who beneficially own at least a majority of the HM Shares, or the KKR Demand Parties who beneficially own at least a majority of the KKR Shares, whichever of them constitutes the Selling Holder for purposes of
Section 2.6, may cause the Company to effect a QPO if a Transfer Demand Event shall have occurred. Such QPO may be effected either through an underwritten sale of shares of Stock held by such Selling Holder, through an underwritten sale of primary shares issued by the Company, or through a combination thereof, as specified by the Selling Holder. The Company agrees that it shall include in such QPO as many shares for its own account as shall reasonably be requested by the Selling Holder in order to effect a QPO. The aggregate number of shares of Common Stock included in such QPO shall be the minimum number of shares needed in order to effect a QPO.

                  ARTICLE IV.  CORPORATE GOVERNANCE MATTERS

                 4.1.     Board of Directors.

                 (a) Board Representation. Directors of the Company shall be elected annually. The Board shall consist of (i) four individuals as may be designated from time to time by the HM Partnership (each an "HM Designee"),
(ii) four individuals, collectively, as may be designated from time to time by the KKR Partnerships (each a "KKR Designee"), (iii) the chief executive officer of the Company from time to time serving (the "Chief Executive Officer") and
(iv) any Independent Directors (to the
extent the KKR Partnerships, on the one hand, and the HM Partnership on the other hand, agree that there should be Independent Directors), such Independent Directors to be mutually agreed to between the HM Partnership and KKR Partnerships.

                 If at any time the HM Partnership and its Affiliates beneficially own less than 50% of the aggregate number of shares of Stock acquired by them upon the consummation of the Merger (after giving effect to the transactions contemplated by the Act III Investment Agreement)(the "HM Shares"), but more than 10% of the then outstanding shares of Stock, then the number of HM Designees shall be reduced to the number (rounded up to the nearest whole number) that is determined by multiplying the number of directors comprising the Board by a fraction, the numerator which is the number of HM Shares, and the denominator of which is the number of then outstanding shares of Stock. The difference between (x) the number of HM Designees that the HM Partnership was permitted to designate to the Board of Directors immediately prior to the application of the preceding sentence and (y) the number of HM Designees that the HM Partnership shall be permitted to designate immediately after giving effect to the application of the preceding sentence shall be reallocated to the KKR Partnerships. Notwithstanding anything in this Agreement to the contrary, if at any time the HM Partnership and its Affiliates beneficially own less than 50% of the HM Shares and less than 10% of the then outstanding shares of Stock, then all of the HM Designees that the HM Partnership shall be permitted to designate shall be reallocated to the KKR Partnerships (or, if the last sentence of the next succeeding paragraph shall be applicable, then the number of HM Designees shall be reduced to zero and shall not be so reallocated) and the HM Partnership shall no longer have any rights under this Article IV.

                 If at any time the KKR Partnerships and their respective Affiliates beneficially own less than 50% of the aggregate number of shares of Stock acquired by them upon the consummation of the Merger (after giving effect to the transactions contemplated by the Act III Investment Agreement) (the "KKR Shares"), but more than 10% of the then outstanding shares of stock, then the number of KKR Designees shall be reduced to the number (rounded up to the nearest whole number) that is determined by multiplying the number of directors comprising the Board by a fraction, the numerator of which is the number of KKR Shares and the denominator of which is the number of then outstanding shares of Stock. The difference between (x) the number of KKR Designees that the KKR Partnerships were permitted to designate to the Board of Directors immediately prior to the application of the preceding sentence and (y) the number of KKR Designees that the KKR Partnerships shall be permitted to designate immediately after giving effect to the application of the preceding sentence shall be reallocated to the HM Partnership. Notwithstanding anything in this Agreement to the contrary, if at any time the KKR Partnerships and their respective Affiliates beneficially own less than 50% of the KKR

Shares and less than 10% of the then outstanding shares of Stock, then all of the KKR Designees that the KKR Partnerships shall be permitted to designate shall be reallocated to the HM Partnership (or, if the last sentence of the next preceding paragraph shall be applicable, then the number of HM Designees shall be reduced to zero and shall not be so reallocated) and the KKR Partnerships shall no longer have any rights under this Article IV.

                 The ownership percentages referred to in the two immediately preceding paragraphs will be tested annually as of the record date for the annual meeting of shareholders of the Company, with any then required reduction in the number of HM Designees or KKR Designees (and the related increase in the number of designees of the HM Partnership or the KKR Partnership, as applicable) to occur at the annual meeting of shareholders of the Company. The board of directors of each subsidiary of the Company shall consist of not less than one HM Designee, one KKR Designee and the Chief Executive Officer.

                 (b) Vacancies; Removal. If, prior to his or her election to the Board pursuant to paragraph (a) above, any HM Designee shall be unable or unwilling to serve as a director of the Company, the HM Partnership shall be entitled to nominate a replacement who shall then be an HM Designee for purposes of this Section 4.1. If, following an election to the Board pursuant to this Section 4.1, any HM Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, the HM Partnership shall notify the Board in writing of a replacement HM Designee and each of the Company, the HM Partnership and the KKR Partnerships hereby agree to take such actions as will result in the appointment of such HM Designee to the Board. If the HM Partnership requests that any HM Designee be removed as a director (with or without cause) by written notice thereof to the Company, then each of the Company, the HM Partnership and the KKR Partnerships shall take all actions necessary to effect such removal upon such request.

                 If, prior to his or her election to the Board pursuant to paragraph (a) above, any KKR Designee shall be unable or unwilling to serve as a director of the Company, the KKR Partnerships shall be entitled to nominate a replacement who shall then be a KKR Designee for purposes of this Section 4.1. If, following an election to the Board pursuant to this Section 4.1, any KKR Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, the KKR Partnerships shall notify the Board in writing of a replacement KKR Designee and each of the Company, the HM Partnership and the KKR Partnerships hereby agree to take such actions as will result in the appointment of such KKR Designee to the Board. If the KKR Partnerships request that any KKR Designee be removed as a director (with or without cause) by written notice thereof to the Company, then each of the

Company, the HM Partnership and the KKR Partnerships shall take all actions necessary to effect such removal upon such request.

                 (c) Costs and Expenses. The Company will pay all reasonable out-of-pocket expenses incurred by the HM Designees and the KKR Designees in connection with their participation in meetings of the Board (and committees thereof) and the Boards of Directors (and committees thereof) of the Subsidiaries of the Company. The Company shall pay to each HM Designee and KKR Designee an annual fee of $40,000, payable in quarterly installments in arrears at the end of each calendar quarter, commencing on September 30, 1998 (the fee for the period from the date hereof until September 30, 1998 being pro rated based on the number of days elapsed from the Closing Date through September 30,
1998).

                 4.2.      Actions by the Board of Directors.

                 (a) Quorum Requirements; Voting Requirements for Action by Board of Directors; Board Committees. The Stockholders and the Company shall take all actions necessary to amend the bylaws of the Company to provide that, for so long as this Agreement is in effect, a quorum for any meeting of the Board shall require the presence of (x) directors constituting at least a majority of the entire Board, and (y) at least one of the HM Designees and (z) at least one of the KKR Designees. Unless agreed to by unanimous consent of the Board in writing, no action by the Board will be valid unless approved by
(x) a majority of the directors at a meeting properly convened at which a quorum is present and (y) a majority of the HM Designees present at such meeting and (z) a majority of the KKR Designees present at such meeting. The Company and the Stockholders shall take such further action to provide that the articles of incorporation and/or bylaws of the Company will provide that they may not be amended by action of the Board unless such amendment is approved in the manner set forth in the immediately preceding sentence. The Company and the Stockholders shall take such action as is necessary to cause (i) the Board to establish executive, audit and compensation committees of the Board, the duties of which shall be determined by the Board, (ii) an equal number of HM Designees and KKR Designees to serve on each committee of the Board of Directors, (iii) the Chief Executive Officer of the Company to serve as the Chairman of the Executive Committee, (iv) an HM Designee initially to serve as Chairman of the Audit Committee and a KKR Designee initially to serve as Chairman of the Compensation Committee, and (v) the Audit and Compensation Committee chairmanships to be rotated annually as of the date of the annual meeting of shareholders of the Company between an HM Designee and a KKR Designee. The Stockholders and the Company shall cause the bylaws and/or articles of incorporation of the Company to provide that no action by a committee of the Board shall be valid unless approved in the same manner as required by action of the entire Board, as provided in this paragraph (a).

                 (b) Actions Requiring Board Approval. The following matters will require approval of the Board as provided in Section 4.2(a) above:
(1) amendments, modifications or the repeal of any provisions of the articles of incorporation or bylaws of the Company; (2) issuances of capital stock, options, warrants or rights to acquire capital stock of the Company (other than issuances of capital stock pursuant to management options issued with the approval of the Board of Directors or options issued and outstanding upon consummation of the Merger); (3) recapitalizations, mergers, exchange offers, tender offers, consolidations, liquidations and dissolutions and similar transactions; (4) sales and other dispositions of businesses or assets for consideration in excess of $5 million per transaction or series of related transactions; (5) joint ventures or acquisitions of businesses or assets involving aggregate consideration (including the assumption of indebtedness, other liabilities or preferred stock) in excess of $5 million per transaction or series of related transactions; (6) incurrences (other than working capital borrowings in amounts less than $5 million at any one time outstanding) of debt or guarantees of debt and the granting of liens or mortgages (other than as required by any debt instrument entered into by the Company with approval of the Board); (7) investments in Persons other than wholly-owned subsidiaries of the Company in excess of $5 million per transaction or series of related transactions; (8) contracts, agreements, commitments or understandings that require or would reasonably be expected to require payments by the Company or any of its subsidiaries in excess of $5 million during the term of such contract, agreement, commitment or understanding or that are otherwise material to the Company or its subsidiaries; (9) approval of annual operating plans and deviations in excess of 5% therefrom; (10) approval of annual capital budget and build plans and deviations therefrom in excess of $2 million individually and $5 million in the aggregate; (11) transactions with either KKR or HMTF (other than the $6.5 million fee to be paid to an Affiliate of KKR and the $12.5 million fee to be paid to an Affiliate of HMTF upon the consummation of the Merger); (12) establishment of Board committees and appointments thereto;
(13) hiring and firing of the Company's Chief Executive Officer and other executives of the Company at the Vice President level or higher, and fixing their compensation outside the ordinary course of business; (14) waivers of material rights or settlement of litigation outside the ordinary course of business; (15) institution of litigation and similar proceedings outside the ordinary course; (16) filing of bankruptcy or the institution of similar state law proceedings; (17) filing of any registration statement for securities of the Company or any subsidiary of the Company; and (18) adding of additional items requiring Board approval other than those listed in items (1) through
(17) above. Notwithstanding the foregoing, if the number of HM Designees or KKR Designees has been reduced below four as provided in paragraph 4.1(a) above, then the approval of an HM Designee or a KKR Designee (whichever class of director designees shall have been reduced) shall only be required with respect to items (1),

(10), (15) and (16) above, or any other matter as to which the treatment of, or effect on the holders of HM Shares or KKR Shares, as the case may be, is not proportionate to their share ownership as compared to other shareholders of the Company.

                 (c) Meeting Procedures. Unless otherwise agreed by the parties hereto, the Board shall follow the following procedures:

                          (i) Special meetings of the Board may be held at any time upon the call of at least two directors by oral, telephonic, telegraphic or facsimile notice duly given or sent at least one day, or by written notice sent by express mail at least three days, before the meeting to each director. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any meeting. The annual meeting of the Board shall be held without notice immediately following the annual meeting of shareholders of the Company.

                          (ii) A reasonably detailed agenda shall be supplied to each director reasonably in advance of each meeting of the Board, together with other appropriate documentation with respect to agenda items calling for board action, to inform adequately directors regarding matters to come before the board. Any director wishing to place a matter on the agenda for any meeting of the applicable board of directors may do so by communicating with the chairman of the Board sufficiently in advance of the meeting of the Board of directors so as to permit timely dissemination to all directors of information with respect to the agenda items.

                 (d) Subsidiaries. The HM Partnership and the KKR Partnerships shall cause the bylaws of each subsidiary of the Company to be amended to require the prior approval of the Board of any actions of the subsidiary that, if made by the Company, would require the approval of the Company's Board under the bylaws of the Company or under this Agreement.

                 4.3. Voting of Shares; Action by the Company. At any annual or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, the Stockholders shall take all other action, including by way of voting their shares of Stock, to give effect to the agreements contained in this Agreement. In order to effectuate the provisions of this Article IV, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use his or its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Tennessee Business Corporation Act. In addition, the Company shall take all actions to give effect to the agreements contained in this Agreement.


                         ARTICLE V.   MISCELLANEOUS

                 5.1. Competition. For so long as this Agreement is in effect, the HM Partnership (on its behalf and on behalf of its Affiliates) and the KKR Partnerships (on their behalf and on behalf of their respective Affiliates) agrees that neither of them nor any of their Affiliates will, directly or indirectly, acquire or agree to acquire more than a 5% interest of the equity securities of any motion picture theatre exhibition business anywhere in the world, or acquire or agree to acquire all or substantially all, or any significant portion of, the assets of any such business, or to make or agree to make an investment therein, unless the opportunity to make such acquisition or agreement (the "Opportunity") is first offered to the Company; provided, however, that (i) if any of the HM Designees prevented the Opportunity from being pursued by the Company, neither the HM Partnership nor any of its Affiliates shall independently pursue such Opportunity and (ii) if any of the KKR Designees prevented the Opportunity from being pursued by the Company, neither the KKR Partnerships nor any of their respective Affiliates shall independently pursue such Opportunity. Notwithstanding the foregoing, this Section 6.1 shall not require HMTF or its Affiliates to divest its or their less than 10% ownership interest in Hollywood Theaters, Inc.; provided, however, that HMTF and its Affiliates shall not make any future direct or indirect investment, or acquire any direct or indirect future interest, in Hollywood Theatres, Inc., or any successor thereto.

                 5.2. Additional Securities Subject to Agreement. Each Stockholder and each Permitted Transferee agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a Public Offering) will be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

                 5.3. Termination. Other than as specified below, the provisions of this Agreement will terminate and be of no further force and effect upon the earliest of (i) the date on which the HM Partnership and its Affiliates and the KKR Partnership and its Affiliates, collectively, beneficially own less than 20% of the outstanding shares of Stock, (ii) the date on which any third party or "group" (as defined for purposes of the Securities Exchange Act of 1934, as amended) beneficially owns a greater number of shares of Stock than the HM Partnership and its Affiliates and the KKR Partnership and its Affiliates, collectively, and (iii) ten years after the date of this Agreement. Section 2.3 shall terminate at such time as either the HM Partnership and its Affiliates, on the one hand, or the

KKR Partnership and its Affiliates, on the other hand, beneficially own less than 50% of the number of shares of Stock (taking into account the proposed stock split to be effected promptly following the consummation of the Merger) beneficially owned by them immediately after the consummation of the Merger, after taking into account the transactions contemplated by the Act III Investment Agreement. Notwithstanding the foregoing, Section 3.1 of this Agreement and the Registration Rights Agreement shall survive the termination of this Agreement.

                 5.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or registered or certified mail (postage prepaid, return receipt requested) as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.7):

                 (i)       if to a KKR Partnership:

                           c/o Kohlberg Kravis Roberts & Co.
                           9 West 57th Street, Suite 4200
                           New York, NY  10019
                           Attention:  Clifton S. Robbins
                           Telecopy:  (212) 750-0003

               with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention: Charles I. Cogut, Esq.
                           Telecopy:  (212) 455-2502

                (ii)       if to the HMTF Partnership:

                           c/o Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court
                           Suite 1600
                           Dallas, Texas  75201
                           Attention:  Lawrence D. Stuart, Jr.
                           Telecopy:  (214) 740-7313

               with a copy to:

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court
                           Suite 1300
                           Dallas, Texas  75201
                           Attention:  Jeremy W. Dickens, Esq.
                           Telecopy:  (214) 746-7777

               (iii)       if to the Company:

                           Regal Cinemas, Inc.
                           7132 Commercial Park Drive
                           Knoxville, Tennessee  37918
                           Attention:  Michael Campbell
                           Telecopy:  (423) 922-3188

               with copies to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  Charles I. Cogut, Esq.
                           Telecopy:  (212) 455-2502

               -and-

                           Weil, Gotshal & Manges LLP
                           100 Crescent Court
                           Suite 1300
                           Dallas, Texas  75201
                           Attention:  Jeremy W. Dickens, Esq.
                           Telecopy:  (214) 746-7777

                 5.5. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

                 5.6. Non-Assignability. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that any of the KKR/HM Partnerships may assign or delegate any of its rights hereunder to any Affiliate.

                 5.7. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto; provided, however, that this Agreement may be amended, supplemented or otherwise modified by a written instrument executed only by the HM Partnership and the KKR Partnerships so long as any such amendment, supplement or modification does not impose any material additional burdens on the Company. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

                 5.8. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

                 5.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof in any action or proceeding arising out of or relating to this Agreement. The parties hereto irrevocably and unconditionally waive trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

                 5.10. Specific Performance. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto will be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

                 5.11. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.

                 5.12. Titles and Headings. The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

                 5.13. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement will not be affected and will remain in full force and effect.

                 5.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

                 IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                     REGAL CINEMAS, INC.


                                     By:
                                        --------------------
                                        Title:

                                     KKR 1996 Fund L.P.

                                     By:     KKR Associates 1996, L.P., its
                                             general partner

                                             By:      KKR 1996 GP LLC, its
                                                      general partner


                                                      By:
                                                         --------------------
                                                         Authorized Signatory

                                     KKR PARTNERS II, L.P.

                                     By:     KKR Associates, L.P., its
                                             general partner


                                             By:
                                                --------------------
                                                Authorized Signatory

                                     REGAL EQUITY PARTNERS, L.P.

                                     By:     TOH/Ranger, LLC, its general
                                             partner


                                             By:
                                                --------------------
                                                Authorized Signatory

                                                                       EXHIBIT A


                            ASSUMPTION AGREEMENT


                                        [DATE]

To the parties to the
  Stockholders' Agreement
  referred to below

Dear Sirs:

                 Reference is made to the Stockholders' Agreement dated as of May 27, 1998 (as the same be amended, supplemented or otherwise modified from time to time, the "Stockholders' Agreement") among Regal Cinemas, Inc., a Tennessee corporation (the "Company"), KKR 1996 Fund L.P., a Delaware limited partnership ("KKR Fund"), KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners II" and, together with the KKR Fund, the "KKR Partnerships"), and Regal Equity Partners, L.P., a Delaware limited partnership and an affiliate of Hicks, Muse, Tate & Furst Incorporated (the "HM Partnership" and, together with the KKR Fund and KKR Partners II, the "KKR/HM Partnerships"; the HM Partnership, the KKR Fund and KKR Partners II, each a "Stockholder"). This is an Assumption Agreement referred to in the Stockholders' Agreement. Capitalized terms used but not defined herein have the meanings given such terms in the Stockholders' Agreement.

                 The undersigned (the "Transferee") is a proposed transferee of shares of Stock currently held by [TRANSFEROR NAME] (the "Transferor"), and has received a copy of the Stockholders' Agreement as currently in effect. In connection with the proposed transfer of shares of Stock to the Transferee, the Transferee hereby assumes, and agrees to be bound to the same extent as the Transferor by, the Stockholders' Agreement with respect to such shares of Stock. From and after the execution and delivery hereof and the consummation of the transfer of such shares of Stock to the Transferee, the Transferee understands that it shall be deemed to be a party to the Stockholders' Agreement as a Permitted Transferee of the Transferor, subject to the limitation on certain rights as provided in Section 2.6 of the Agreement.

                                               Very truly yours,

                                               [TRANSFEREE NAME]


                                               By
                                                 ---------------------------
                                                 Name:
                                                 Title: